Inter-Office Correspondence
                                                         [LOGO OF FEDERAL MOGUL]

           To:  FM 401(k) Investment Program Participants

         From:  Joe Breitenbeck, Director, Compensation and Benefits

         Date:  July 24, 2001

      Subject:  FM 401(k) Investment Program  - Federal-Mogul Common Stock Fund

--------------------------------------------------------------------------------

Current U.S. economic conditions and asbestos litigation concerns have caused increased volatility in Federal-Mogul's common stock price. In view of current market conditions, and the distraction of market volatility, the Company is making the following changes to the FM 401(k) Investment Program, consistent with our encouragement of diversification:

o Company Matching contributions will no longer be automatically invested in the Federal-Mogul Common Stock Fund. Company Matching contributions will be in cash, and will follow the same investment election as employee contributions. The cash match to the FM Investment Program will begin for paydays after July 25, 2001.

o Effective Tuesday, July 31, 2001, contributions will not be eligible for investment in the Federal-Mogul Common Stock Fund. If you have elected to have contributions invested in the Federal-Mogul Common Stock Fund, these contributions will be redirected to the Stable Value Fund, until you change your investment elections.

o Effective Tuesday, July 31, 2001, no additional Interfund Transfers into the Federal-Mogul Common Stock Fund will be allowed. Any existing account balance in the Federal-Mogul Common Stock Fund will remain invested in the fund. You have the option to transfer your balances out of the Federal-Mogul Common Stock Fund.


Other Recent Diversification Changes:

Common Stock Company Match:
---------------------------

In December of 2000, the Company provided you additional flexibility in managing your 401(k) Investment Program assets by providing you discretion to diversify any Company Matching Contributions invested in the FM Common Stock Fund.

You may transfer Company Match account balances invested in the Federal-Mogul Common Stock Fund into one or more of the Program's other Core Investment Funds by using the Interfund Transfer feature of the Program.

Investment Styles:
------------------

Earlier this month, the Investment Styles were modified to provide you greater investment diversification by removing the allocation to the Federal-Mogul Common Stock Fund within the Investment Styles.

Making Changes to Your Account:
-------------------------------

The Information Line at 1-877-275-7283 is your gateway to the 401(k) Investment Program. By providing your Social Security Number and Personal Identification Number (PIN), all your plan transactions or questions regarding your account can be addressed. Additionally, Customer Service Representatives are available to answer your questions between 8:00 a.m. to 8:00 p.m. (EST) during business days.

You can also perform account inquiries, execute transactions and access investment education materials via the Information Line, or by accessing the Website at http://fmo.csplans.com 24 hours a day, seven days a week.